Exhibit 10.18

USANA HEALTH SCIENCES, INC.

CONFIDENTIALITY, NON-DISCLOSURE

AND NON-SOLICITATION AGREEMENT

In consideration of employment or continued employment by USANA Health Sciences, Inc. or any of its affiliates or subsidiaries (collectively, “USANA”), the compensation paid by USANA from time to time, and other good and valuable consideration, the undersigned employee of USANA hereby represents to and agrees with USANA as follows:

1.   Confidential Information. I understand that USANA owns or might acquire confidential or secret information (“Confidential Information”) that is valuable to USANA’s business. Confidential Information includes but is not limited to trade secrets, copyrighted material, written material, pictures, logos, processes, formulas, computer programs, data, know-how, inventions, improvements, techniques, marketing plans, product plans, strategies, forecasts, supplier information, customer lists, and any other type of information, which is not generally known and is owned by USANA or its customers or suppliers.  Confidential information specifically refers to information I may view or have access to or information I create or assist in creating as part of my job at USANA.

2.                                       Assignment of Confidential Information and Inventions. I specifically agree that work I complete as an employee of USANA is work made for hire and all rights in the work belong to USANA.  In that regard, I hereby assign to USANA all of my rights in all Confidential Information, including all discoveries, inventions and other technology, all works of authorship, all data and information, and all intellectual property rights therein, which are made, discovered, developed, created, or conceived, in whole or in part, previously or hereafter by me (i) during the course of and within the scope of my employment with USANA, or (b) with the aid of Confidential Information or the facilities, resources or property of USANA.

3.                                       Confidentiality and Non-Disclosure. I understand that my employment with USANA creates a relationship of trust and confidence between me and USANA with respect to the Confidential Information about which I may learn or that I help to develop or that is otherwise disclosed to me by USANA during the period of my employment with USANA.  This is especially true where USANA might share with me and other employees USANA’s plans to introduce new products or programs.  At all times during and after my employment with USANA, I will keep in strict confidence all Confidential Information and I will not use or disclose any Confidential Information, nor permit others to use or disclose it in any way, without USANA’s written permission, except as may be necessary to perform my duties as a USANA employee.

I acknowledge and agree that USANA is the sole and exclusive owner of all rights in and to its Confidential Information, and I agree that upon termination of my employment with USANA I will immediately return to USANA all Confidential Information in my possession, as well as any and all copies, reproductions or summaries thereof.

4.                                       Non-Solicitation. I agree that during my period of employment with USANA, and for a period of [one] year thereafter, I will not directly or indirectly (a) call on, solicit, take away, or attempt to take away for my benefit or the benefit of any other person or entity, any customer, supplier, or client of USANA, or (b) solicit, take away, or attempt to take away, for my benefit or the benefit of any other person or entity, any employee or officer of USANA.

5.                                       Non-Competition.  In exchange for the benefits of continued employment, I agree not to accept employment with, engage in or participate, directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, partner, joint venture, agent, equity owner, distributor or in any other capacity whatsoever, with any direct sales or multi-level marketing company that competes with USANA, whether for market share of products or for distributors in territory in which USANA is doing business.  The restrictions set forth in this paragraph shall remain in effect during my employment with USANA and during a period of six months following the termination of my employment.  Within fifteen days of termination of my employment, USANA shall notify me whether it elects to release me from the obligations set forth in this paragraph.  For the period following the termination of employment during which the restrictive covenants in this paragraph remain in effect, USANA shall pay me a sum equal to fifty percent of my base salary at termination of employment, less applicable withholding taxes and excluding all incentive compensation and other benefit payments.  Payment may be made in periodic installments in accordance with USANA’s regular payroll practices.

6.                                       Non-Disparagement. I will not in an way, directly or indirectly, at any time during employment or after either voluntary or involuntary employment termination, commercially disparage USANA, its products, employees or distributors.

7.                                       No Contract of Employment. I acknowledge and understand that (i) this Agreement is not an employment agreement and does not give me the right to be employed by USANA in any capacity, and (ii) nothing in this Agreement is intended to alter or change the terms or duration of my employment with USANA.  I also understand that this Agreement does not supersede, void or otherwise limit USANA’s employee policies relating to the confidentiality of business information as stated in the USANA Employee Handbook or my obligation as an employee of USANA to adhere to these policies.

8.                                       General.  I acknowledge and agree that:

a.                                       Due to the unique nature of this Agreement and my obligations regarding non-disclosure, non-use and assignment of Confidential Information and inventions, monetary damages alone will be an inadequate remedy for my breach of such obligations.  As a result, in the event of my breach of this Agreement, I agree that USANA shall be entitled to obtain injunctive and other equitable relief to protect the confidential nature of its Confidential Information, in addition to all other remedies which may be available at law or otherwise.

b.                                    This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah and the parties agree to submit to the exclusive jurisdiction of the courts of the State of Utah to resolve any litigation to enforce this Agreement.

c.                                       If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the same shall be deemed severed from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

This Agreement will be effective as of the first date of my employment with USANA, namely                                                         , 20        .

EMPLOYEE	USANA Health Sciences, Inc.

By:
(Employee’s Signature)	James Bramble

Name:	Title:
(please print)	General Counsel

Dated:	Dated:

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